Equipment Purchase Agreement

This Agreement (“Agreement”) is effective as of December 21, 2009, by and between Sonic Sampling & Supply, LLC (“Seller”) located at Box 279, Woodacre, CA 94973, and Minatura Gold, a Nevada corporation, (“Purchaser”) located at 215 Lyon Drive, PO Box 2590, Fernley NV 89408.

1.   Acceptance

Seller agrees to sell the equipment more fully described by Sonic Sampling & Supply, CRS Equipment Acquisition Summary, Quote (7) attached hereto and incorporated by reference (the “Equipment”) and Purchaser agrees to buy the Equipment at the prices set forth in Quote (7).  Purchaser agrees to be responsible for the selection and use of the Equipment.

2.   Title & Security Interest

Title to the Equipment will pass to Purchaser upon receipt by Seller of 100% payment in full.

3.   Delivery

Seller and Purchaser agree to work together to secure most favorable shipping cost(s) and delivery date(s) of Equipment to the Port of Cartagena, Colombia.  It is anticipated that the origination port may be Port Everglade, FL, but this is subject to modification by mutual agreement of Seller and Buyer.  Seller agrees that it is its sole responsibility and liability for delivery of Equipment to the shipping agency, together with proper completion of all required forms and paperwork.  Upon acceptance of shipping terms, Purchaser agrees to make payment for cost of shipping and insurance as required.  Seller understands and agrees that time is of the essence in delivery of Equipment and will take all reasonable steps to insure same.  Seller and Purchaser agrees that the date of March 1, 2010 is target date for the completion of the equipment. Delivery to the port will follow immediately thereafter.

4.   Payment

Purchaser agrees to wire transfer the sum of $281,500 (Two Hundred Eighty One Thousand Five Hundred Dollars) to Account Number 02-333789, Sonic Sampling & Supply, LLC, Bank of Marin, San Rafael CA 94901, Routing Number 121141877 which will provide payment of 50% to Seller upon Purchaser’s acceptance.  Seller and Purchaser agree that if there are scheduling advantages to split into multiple shipments of the Equipment as mutually agreed, that the 50% remaining balance will only apply to Equipment being then shipped.  This sum represents a 50% (Fifty Percent) deposit on total Equipment purchase price excluding shipping and insurance.  The balance of the purchase price and cost of shipping and insurance will be paid from Purchaser to Seller prior to shipping pursuant to a wire transfer.

5.   Taxes

Purchaser agrees to be responsible for all applicable taxes, customs duty and importation charges levied in the country of Colombia.

6.   Warranty of Equipment

Seller warrants for a period of One (1) year after the sale that Equipment other than consumables will be free from defects in material and workmanship.  It is the Seller’s sole obligation under this warranty to repair or replace the defective parts at no charge to Purchaser.  All replaced parts shall become the property of Purchaser, however may require return to the manufacturer for inspection and warranty assessment.  Seller agrees to provide to Purchaser detailed terms, conditions and instructions for exercise of warranty if needed.  Seller represents and warrants that the [tooling equipment] is designed for, and will function properly with the SonicSampDrill sonic drill head being provided by SonicSampDrill B.V. pursuant to a services agreement between it and Purchaser.

7.   Excluded Claims

Seller will have no obligation under this Agreement if: (1) repair or replacement of the Equipment or parts is required as a result of normal wear and tear or necessitated in whole or part by catastrophic or causes external to the Equipment, or (2) the Equipment has not been properly used or maintained in accordance with then applicable operating and maintenance manuals.

8.   Limitation of Liability

Seller’s total liability to the Customer for damages, from any cause whosoever, and regardless of the form of action, whether in contract or tort, including negligence, is limited to actual damages up to the purchase price paid for the Equipment under the Agreement.  This limitation of liability will not apply to personal injury caused by Seller.

9.  Confidential Information

Seller agrees that in the course of the performance of this Agreement, it may be given access to, or come into possession of, confidential information of Purchaser, which information contains trade secrets, proprietary data or other confidential information (“Confidential Information”).  Seller further agrees that Purchaser is entitled to exclusive protection against use by Seller of any such Confidential Information.  Seller agrees that he will not use, duplicate or divulge to others any Confidential Information of Purchaser, as long as its confidential nature is preserved by Purchaser.  It shall not be deemed a breach of this Agreement if by means other than Seller’s intentional disclosure, such Confidential Information becomes known or accessible to the public or competitors of Purchaser or if Seller is compelled by judicial or administrative proceedings to disclose Confidential Information.  The obligations of this paragraph 9 shall survive termination of this Agreement.

10.           No Assignment

This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other; provided, however, that such consent shall not be unreasonably conditioned, delayed or withheld and Purchaser may assign this Agreement to one of its affiliates without the prior consent or approval of Seller.

11.  Confidential Agreement

The existence and terms of this Agreement are confidential and neither party shall disclose the same to any third party without consent of the other, unless required to do so by valid court order.  Disclosure to a lawyer, accountant or other financial advisor  for purposes of obtaining professional advice shall not violate this paragraph 12.

12.  Choice of Law; Arbitration

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  Any dispute between the parties arising from this Agreement shall be submitted to binding arbitration conducted pursuant to the rules of the American Arbitration Association (“AAA”), except that the AAA shall not be notified of the arbitration.  The venue for any arbitration arising under this Section 13 shall be in Reno, Nevada.  The arbitration shall be conducted before one arbitrator selected by the parties from the AAA’s roster of commercial arbitrators.  In the event the parties are unable to reach agreement on an arbitrator within 20 days of notice by the party demanding arbitration, the arbitrator shall be appointed by the presiding judge of Washoe County Superior Court in Nevada.  The parties agree that the substantially prevailing party in any arbitration brought pursuant to this Section 13 will be awarded his or its reasonable attorneys’ fees and costs incurred therein.  The arbitration award shall be non-appealable and may be confirmed and enforced in any state or federal court having competent jurisdiction.

13.  Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

14.  Entire Agreement

This Agreement, including the attached quote, constitutes the entire agreement between both parties concerning this transaction, and replaces all previous communications, representations, understandings, and agreements, whether verbal or written, between the parties to this Agreement or their representatives.  No representations or statements of any kind made by either party, that are not expressly stated in this Agreement, shall be binding on such parties.

15.   Notices

Any notice required or permitted by this Agreement shall be deemed given if sent by registered mail, postage prepaid with return receipt requested, addressed to the other party at the address set forth in the preamble of this Agreement or at such other address for which such party gives notice hereunder.  Delivery shall be deemed effective three (3) days after deposit with postal authorities.

16.   Force Majeure

In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any act of God, strike, fire, flood, governmental acts, orders or restrictions, Internet System unavailability, system malfunctions or any other reason where failure to perform  is beyond the reasonable control and not caused by negligence of the of the non-performing party (a “Force Majeure Event”), the party who has been so effected shall give notice immediately to the other party which shall use its reasonable best efforts to resume performance.

17.   Severability

If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted and the remaining provisions of this Agreement shall remain in full force and effect.

Understood, Agreed & Approved

We have carefully reviewed this contract and agreed to and accept all of its terms and conditions.  We are executing this Agreement as of the Effective Date above.

Purchaser                                                                           Seller

Minatura Gold                                                                           Sonic Sampling & Supply

By:/S/ Paul Dias                                                                   By:/S/ Michael Casey
      Paul Dias, President                                                                  Michael Casey, President